Exhibit 21.1

List of Subsidiaries

Set forth in the table below is a list of Net Serviços de Comunicação S.A.’s direct and indirect subsidiaries:

Name of Subsidiary	Jurisdiction of Incorporation

Multicanal Telecomunicações S.A.	Brazil
Net Belo Horizonte Ltda.(1)	Brazil
CMA Participações S.A.	Brazil
Net Brasília Ltda.(1).	Brazil
Net Rio S.A.	Brazil
Net Recife Ltda.(1).	Brazil
Net São Paulo Ltda	Brazil
Net Campinas Ltda...(1)	Brazil
Net Indaiatuba Ltda.(1).	Brazil
Net São Carlos S.A.(1).	Brazil
Net Franca Ltda.(1).	Brazil
Net Sul Comunicações Ltda.(1).	Brazil
TV Cabo e Comunicações Jundiaí S.A.	Brazil
Horizonte Sul Comunicações Ltda.(2)	Brazil
DR — Empresa de Distribuições e Recepção de TV Ltda.(2)	Brazil
Net Paraná Comunicações Ltda.(2)	Brazil
Net Joinville Ltda.(2)	Brazil
Net Florianópolis Ltda.(2)	Brazil
Net Curitiba Ltda.(2)	Brazil
Net Maringá Ltda.(2)	Brazil
Net Arapongas Ltda.(2)	Brazil
Televisão a Cabo Criciúma Ltda.(2)	Brazil
Net São José do Rio Preto Ltda.(3)	Brazil
Net Piracicaba Ltda..(3)	Brazil
Net Ribeirão Preto S.A.(3)	Brazil
Net Baurú Ltda.(3)	Brazil
Net Goiânia Ltda.(3)	Brazil
Net Anápolis Ltda.(3)	Brazil
Net Campo Grande Ltda.(3)	Brazil
Net Sorocaba Ltda..(3).	Brazil
Reyc Comércio e Participações Ltda.(3)	Brazil
Net Londrina Ltda.	Brazil
TV Cabo Chapecó Ltda	Brazil
Dabny L.L.C.	Delaware, USA
Cable S.A.	Brazil
Cabodinâmica TV Cabo São Paulo S.A.	Brazil
TV Vídeo Cabo de Belo Horizonte S.A.	Brazil
Jonquil Venture Limited	Brazil
Jaguari Telecomunicações S.A	Brazil
_______________________________
(1)	Distel Holding S.A. holds one share.
(2)	Held through Net Sul Comunicações Ltda.
(3)	Held through Multicanal Telecomunicações S.A.